Exhibit 99

VF Announces Record Fourth Quarter and Year and Declares Dividend

Revenues and Earnings Both Above Prior Guidance

  4Q revenues rise 22%, with growth achieved in all coalitions
  4Q EPS from continuing operations up 18% to $1.46, including $.02 net benefit from unusual items
  2007 full year revenues and EPS from continuing operations up 16% and 14%, respectively
  2007 cash flow from operations reaches a record $834 million
  9% revenue growth and 10% EPS increase anticipated in 2008
  Record 1Q expected, with revenues and EPS both expected to rise 8-10%

Information regarding VF’s fourth quarter conference call webcast today at 4:30 p.m. can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the fourth quarter and full year 2007. All per share amounts are presented on a diluted basis and, unless otherwise noted, reflect continuing operations.

Fourth quarter revenues rose 22% to a record $1,955.2 million, compared with $1,598.8 million in the fourth quarter of 2006, driven by 12% organic growth and 10% growth from our 2007 acquisitions, including, most recently, Seven For All Mankind and lucy activewear. Income from continuing operations in the current quarter increased 16% to a record $164.0 million, compared with $141.4 million in the prior year’s quarter. Income in the quarter reflects two unusual items: a $12.0 million ($.11 per share) benefit from a favorable tax resolution, substantially offset by $13.3 million ($.09 per share) in special spending initiatives, more than half of which were related to our Jeanswear business, to enhance future growth and profitability. Last year’s fourth quarter results also included a favorable tax resolution and unusual expenses of $16.9 million ($.15 per share) and $14.7 million ($.12 per share), respectively, which resulted in a net benefit to earnings per share of $.03.

Earnings per share from continuing operations rose 18% in the fourth quarter, to a record $1.46 from $1.24 last year. Earnings per share were $.06 higher than our prior guidance, due to stronger than anticipated revenues and the net benefit of the above unusual items, which, due to their nature, were not included in our prior guidance.

For the full year 2007, revenues increased 16% to $7,219.4 million from $6,215.8 million in 2006, with healthy growth across most of our businesses. Organic growth in 2007 was 10%, with 6% growth from acquisitions. Income from continuing operations rose 15%, to $613.2 million from $535.1 million, while earnings per share from continuing operations increased 14% to $5.41 from $4.73. Reflecting the net effect of discontinued operations, net income was $591.6 million, equal to $5.22 per share.

“2007 marked our fifth consecutive year of record results, with revenues topping the $7 billion mark for the first time in our company's history. Our coalitions’ performance, particularly given the economic difficulties faced in the last quarter of the year, is an extraordinary achievement,” said Eric Wiseman, President and Chief Executive Officer. “These results point clearly to the strength and diversity of our business model and give us confidence that we can continue the momentum and deliver another record year in 2008.”

Fourth Quarter Business Review

Outdoor

Our Outdoor coalition had another outstanding quarter, with total revenues up 32%. Domestic revenues grew 34% in the quarter while international revenues rose 28%. The North Face®, Vans®, Kipling®, Eastpak® and Napapijri® brands each posted double-digit revenue gains in the quarter. The acquisition of the Eagle Creek® brand of adventure travel gear added $7 million to revenues in the quarter. Operating income rose 43%, with operating margins rising to 15.9%.

Jeanswear

Our Jeanswear coalition, which includes our Wrangler®, Lee® and Riders® brands, posted a 3% gain in revenues during the quarter. Our international jeans business rose 13%, including a substantial contribution from foreign currency translation. Domestic revenues were about flat and we were especially pleased with the performance of our mass market business, where revenues rose 5% in the quarter. Jeanswear operating income rose 13% with margins above prior year levels. Operating results in the 2007 quarter include $8 million in expenses to realign our sales and marketing efforts and rationalize our distribution infrastructure, primarily in our international Jeanswear business. Operating results in the prior year’s quarter also included charges, totaling $14 million.

Sportswear

Total revenues of our Sportswear coalition, which includes our Nautica® and John Varvatos® brands as well as the Kipling® brand in North America, increased 6% in the quarter. Each brand achieved higher revenues, with growth in our Kipling® and John Varvatos® brands both exceeding 35% in the quarter as we continue to expand these businesses in the U.S. Operating income and margins declined sharply in the quarter, primarily due to high levels of promotional activity that impacted our Nautica® brand, particularly in our retail outlet stores.

Contemporary Brands

Our new Contemporary Brands coalition, which consists of the 7 For All Mankind®and lucy® brands, added $110 million to fourth quarter revenues and $20 million to operating income. The 7 For All Mankind® brand experienced strong double-digit revenue growth, ahead of our initial expectations for the brand.

Imagewear

Total revenues of our Imagewear coalition rose 21% in the quarter. Both our Image and Activewear businesses achieved organic growth in the quarter, and the acquisition of Majestic Athletic added $40 million to revenues. Imagewear operating income rose 6% in the quarter. As anticipated, operating margins were lower in the quarter, reflecting the Majestic acquisition.

VF’s international and direct-to-consumer businesses continue to be strong contributors to our performance. Our international business continues to expand rapidly, with revenues up 30% in the quarter. International revenues accounted for 28% of our total revenues in 2007, up from 26% in 2006. We continue to grow our retail revenues, which increased 22% in the quarter. Retail revenues of our Vans®, The North Face®, Kipling®, Napapijri® and John Varvatos® brands each grew by more than 25%.

"Our international business is expanding rapidly and will continue to account for an increasing percentage of our revenue base, making us less vulnerable to adverse economic conditions in the U.S.," Wiseman said.

Strong cash flow and a healthy balance sheet are hallmarks of VF and provide us with the flexibility to make acquisitions, repurchase shares and invest in our businesses. In 2007, cash flow from operations hit an all-time record of $834 million, well above our prior guidance of $625 million. During the year, we repurchased 4.1 million shares. Inventories rose proportionately to the increase in revenues, with the increase before considering the impact of acquisitions well below the organic growth rate in revenues in the quarter. We ended 2007 with $322 million in cash and a debt-to-total capital ratio of 26.4%.

Outlook

As previously announced on January 9, we are looking forward to another record year in 2008. Revenues are expected to rise 9%, with organic growth in all our coalitions. Outdoor revenues should grow at a mid-teen percentage rate, with mid single-digit revenue growth in Imagewear and slightly lower growth in both Sportswear and Jeanswear. We continue to be excited about the growth prospects for our Contemporary Brands coalition, where revenues are expected to exceed $415 million in 2008.

Earnings per share from continuing operations should increase 10% in 2008, driven by top line growth and margin expansion, particularly in our Outdoor and Jeanswear coalitions. Sportswear margins are expected to remain relatively stable with 2007 levels, reflecting investments in marketing, eCommerce and retail store expansion. We’re looking forward to another strong year of cash flow from operations, which could exceed $700 million.

We also are looking forward to record performance in the first quarter. We expect an 8-10% increase in both revenues and earnings per share, driven by our Outdoor, Imagewear and Contemporary Brands coalitions.

Dividend Declared

The Board of Directors declared a cash dividend of $.58 per share, payable on March 20, 2008 to shareholders of record as of the close of business on March 10, 2008.

Cautionary Statement on Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®, Majestic® and Red Kap®.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

Webcast Information

VF will hold its fourth quarter conference call and webcast today at 4:30 p.m. ET. Interested parties should call 1-888-208-1730 domestic, or 1-913-312-0853 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through February 12th and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 4987720. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION Consolidated Statements of Income (In thousands, except per share amounts)

	Three Months Ended December		Year Ended December
	2007	2006	2007	2006

Net Sales	$1,933,636	$1,576,841	$7,140,811	$6,138,087
Royalty Income	21,552	21,920	78,548	77,707

Total Revenues	1,955,188	1,598,761	7,219,359	6,215,794

Costs and Operating Expenses
Cost of goods sold	1,105,013	907,449	4,080,022	3,515,624
Marketing, administrative and general expenses	599,560	486,094	2,173,896	1,874,026
	1,704,573	1,393,543	6,253,918	5,389,650

Operating Income	250,615	205,218	965,441	826,144

Other Income (Expense)
Interest income	1,816	1,845	9,310	5,994
Interest expense	(25,749)	(14,889)	(72,122)	(57,259)
Miscellaneous, net	(642)	(881)	2,941	2,359
	(24,575)	(13,925)	(59,871)	(48,906)
Income from Continuing Operations before Income Taxes
	226,040	191,293	905,570	777,238

Income Taxes	61,994	49,900	292,324	242,187

Income from Continuing Operations	164,046	141,393	613,246	535,051

Discontinued Operations	362	(32,801)	(21,625)	(1,535)

Net Income	$164,408	$108,592	$591,621	$533,516

Earnings Per Common Share - Basic
Income from continuing operations	$1.50	$1.27	$5.55	$4.83
Discontinued operations	-	(0.29)	(0.20)	(0.01)
Net income	1.50	0.97	5.36	4.82

Earnings Per Common Share - Diluted
Income from continuing operations	$1.46	$1.24	$5.41	$4.73
Discontinued operations	-	(0.29)	(0.19)	(0.01)
Net income	1.46	0.95	5.22	4.72

Weighted Average Shares Outstanding
Basic	109,707	111,702	110,443	110,560
Diluted	112,677	114,216	113,348	113,040

Cash Dividends Per Common Share	$0.58	$0.55	$2.23	$1.94

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended December 2007 and December 2006 relate to the fiscal periods ended as of December 29, 2007 and December 30, 2006, respectively.
VF CORPORATION Consolidated Balance Sheets (in thousands)

	December
	2007	2006

ASSETS
Current Assets
Cash and equivalents	$321,863	$343,224
Accounts receivable, net	970,951	809,594
Inventories	1,138,752	958,262
Deferred income taxes	104,489	84,519
Other current assets	109,074	120,485
Current assets of discontinued operations	-	261,926
Total current assets	2,645,129	2,578,010

Property, Plant and Equipment	1,529,015	1,455,154
Less accumulated depreciation	877,157	862,096
	651,858	593,058

Intangible Assets	1,435,269	755,693
Goodwill	1,278,163	1,030,925
Other Assets	436,266	348,862
Noncurrent Assets of Discontinued Operations	-	159,145

	$6,446,685	$5,465,693

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$131,545	$88,467
Current portion of long-term debt	3,803	68,876
Accounts payable	509,879	385,700
Accrued liabilities	506,982	392,815
Current liabilities of discontinued operations	1,071	78,990
Total current liabilities	1,153,280	1,014,848

Long-term Debt	1,144,810	635,359
Other Liabilities	584,047	536,728
Noncurrent Liabilities of Discontinued Operations	-	13,586

Commitments and Contingencies

Common Stockholders' Equity
Common Stock	109,798	112,185
Additional paid-in capital	1,619,320	1,469,764
Accumulated other comprehensive income (loss)	49,214	(123,652)
Retained earnings	1,786,216	1,806,875

Total common stockholders' equity	3,564,548	3,265,172

	$6,446,685	$5,465,693
VF CORPORATION Consolidated Statements of Cash Flows (In thousands)

	Year Ended December
	2007	2006

Operating Activities
Net income	$591,621	$533,516
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:

Loss from discontinued operations	21,625	1,535
Depreciation	94,540	90,374
Amortization of intangible assets	27,106	18,003
Other amortization	19,581	20,469
Stock-based compensation	62,413	46,427
Provision for doubtful accounts	13,859	6,693
Pension funding in excess of expense	7,094	(31,277)
Deferred income taxes	(3,748)	(24,463)
Other, net	(15,130)	(6,509)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(49,673)	(113,363)
Inventories	(24,113)	(33,193)
Other current assets	15,644	6,322
Accounts payable	77,212	(19,043)
Accrued compensation	(1,932)	(23,592)
Accrued income taxes	(7,541)	(51,111)
Accrued liabilities	50,879	22,485
Other assets and liabilities	(45,808)	10,855
Cash provided by operating activities of continuing operations	833,629	454,128

Loss from discontinued operations	(21,625)	(1,535)
Adjustments to reconcile loss from discontinued operations to cash provided (used) by discontinued operations:

Loss on disposal of discontinued operations	24,554	36,845
Other, net	(15,982)	1,315
Cash provided (used) by operating activities of discontinued operations
	(13,053)	36,625

Cash provided by operating activities	820,576	490,753

Investing Activities
Capital expenditures	(113,863)	(127,195)
Business acquisitions, net of cash acquired	(1,060,636)	(39,301)
Software purchases	(6,367)	(8,939)
Sale of property, plant and equipment	14,085	3,327
Sale of intimate apparel businesses	348,714	-
Sale of other businesses	12,368	4,667
Other, net	(120)	(323)
Cash used by investing activities of continuing operations	(805,819)	(167,764)

Discontinued operations, net	(243)	1,017
Cash used by investing activities	(806,062)	(166,747)

Financing Activities
Increase (decrease) in short-term borrowings	36,785	(60,533)
Proceeds from long-term debt	592,758	-
Payments on long-term debt	(168,671)	(33,520)
Purchase of Common Stock	(350,000)	(118,582)
Cash dividends paid	(246,634)	(216,529)
Proceeds from issuance of Common Stock	69,539	119,675
Tax benefits of stock option exercises	15,571	24,064
Cash used by financing activities	(50,652)	(285,425)

Effect of Foreign Currency Rate Changes on Cash	14,777	8,086

Net Change in Cash and Equivalents	(21,361)	46,667

Cash and Equivalents - Beginning of Year	343,224	296,557

Cash and Equivalents - End of Year	$321,863	$343,224
VF CORPORATION Supplemental Financial Information Business Segment Information (In thousands)

	Three Months Ended December		Year Ended December
	2007	2006	2007	2006

Coalition revenues
Jeanswear	$722,008	$700,036	$2,896,699	$2,780,197
Outdoor	595,525	452,577	2,387,136	1,868,256
Imagewear	277,275	229,961	988,321	828,165
Sportswear	208,529	197,226	683,584	685,452
Contemporary Brands	109,619	-	142,286	-
Other	42,232	18,961	121,333	53,724

Total coalition revenues	$1,955,188	$1,598,761	$7,219,359	$6,215,794

Coalition profit
Jeanswear	$112,818	$100,103	$479,435	$429,742
Outdoor	94,646	66,381	392,658	298,934
Imagewear	43,807	41,382	141,866	134,274
Sportswear	20,005	28,083	65,923	91,340
Contemporary Brands	19,994	-	24,848	-
Other	967	2,503	3,955	1,981

Total coalition profit	292,237	238,452	1,108,685	956,271

Corporate and Other Expenses	(42,264)	(34,115)	(140,303)	(127,768)
Interest, net	(23,933)	(13,044)	(62,812)	(51,265)

Income from Continuing Operations Before Income Taxes
	$226,040	$191,293	$905,570	$777,238

CONTACT:
VF Services, Inc.
Cindy Knoebel, CFA
VP, Financial & Corporate Communications
212-841-7141/336-424-6189